                                                                     EXHIBIT 2.1
                                                                     -----------


                                 AGREEMENT AND

                                PLAN OF MERGER

                                by and between

                           Quorum Health Group, Inc.

                                      and

                             Triad Hospitals, Inc.



                               October 18, 2000

ARTICLE 1   DEFINITIONS.....................................................................   1
     1.1.   Definitions.....................................................................   1

ARTICLE 2   THE MERGER......................................................................   6
     2.1.   The Merger......................................................................   6
     2.2.   Organizational Documents........................................................   6
     2.3.   Directors and Officers..........................................................   6

ARTICLE 3   CONVERSION OF SECURITIES AND RELATED MATTERS....................................   7
     3.1.   Cancellation of Treasury Stock and Acquiror Owned Shares........................   7
     3.2.   Conversion of Company Shares....................................................   7
     3.3.   Capitalization Changes..........................................................   8
     3.4.   Exchange of Certificates........................................................   8
     3.5.   Company Stock Options...........................................................  10
     3.6.   Employee Stock Purchase Plan....................................................  11
     3.7.   Dissenting Shares...............................................................  11

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................  12
     4.1.   Corporate Existence and Power...................................................  12
     4.2.   Corporate Authorization.........................................................  12
     4.3.   Governmental Authorization......................................................  12
     4.4.   Non-Contravention...............................................................  12
     4.5.   Capitalization..................................................................  13
     4.6.   Subsidiaries....................................................................  14
     4.7.   Company SEC Documents...........................................................  14
     4.8.   Financial Statements; No Material Undisclosed Liabilities.......................  15
     4.9.   Information to Be Supplied......................................................  15
     4.10.  Absence of Certain Changes......................................................  16
     4.11.  Litigation......................................................................  16
     4.12.  Taxes...........................................................................  16
     4.13.  Employee Benefits...............................................................  17
     4.14.  Labor Matters...................................................................  19
     4.15.  Compliance with Laws; Licenses, Permits and Registrations.......................  19
     4.16.  Title to Properties.............................................................  20
     4.17.  Intellectual Property...........................................................  20

     4.18.  Finders' Fees; Opinion of Financial Advisor.....................................  21
     4.19.  Required Vote; Board Approval...................................................  21
     4.20.  State Takeover Statutes.........................................................  21
     4.21.  Company's Stockholder Rights Plan...............................................  21
     4.22.  Insurance.......................................................................  22
     4.23.  Agreements and Commitments......................................................  22
     4.24.  Affiliate Agreements............................................................  22
     4.25.  Environmental Matters...........................................................  22

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF ACQUIROR......................................  23
      5.1.  Corporate Existence and Power...................................................  23
      5.2.  Corporate Authorization.........................................................  23
      5.3.  Governmental Authorization......................................................  23
      5.4.  Non-Contravention...............................................................  24
      5.5.  Capitalization of Acquiror......................................................  24
      5.6.  Subsidiaries....................................................................  25
      5.7.  Acquiror SEC Documents..........................................................  25
      5.8.  Financial Statements; No Material Undisclosed Liabilities.......................  26
      5.9.  Information to Be Supplied......................................................  27
     5.10.  Absence of Certain Changes......................................................  27
     5.11.  Litigation......................................................................  27
     5.12.  Taxes...........................................................................  27
     5.13.  Employee Benefits...............................................................  28
     5.14.  Labor Matters...................................................................  30
     5.15.  Compliance with Laws; Licenses, Permits and Registrations.......................  30
     5.16.  Title to Properties.............................................................  31
     5.17.  Intellectual Property...........................................................  31
     5.18.  Finders' Fees; Opinion of Financial Advisor.....................................  32
     5.19.  Required Vote; Board Recommendation.............................................  32
     5.20.  State Takeover Statutes.........................................................  32
     5.21.  Acquiror's Stockholder Rights Plan..............................................  32
     5.22.  Insurance.......................................................................  33
     5.23.  Agreements and Commitments......................................................  33

     5.24.  Affiliate Agreements............................................................  33
     5.25.  Environmental Matters...........................................................  33
     5.26.  Financial Capability............................................................  33

ARTICLE 6   COVENANTS OF THE COMPANY........................................................  34
     6.1.   Company Interim Operations......................................................  34
     6.2.   Stockholder Meeting.............................................................  36
     6.3.   Acquisition Proposals; Board Recommendation.....................................  36
     6.4.   Affiliate Letters...............................................................  37
     6.6.   Subsidiary Guarantees...........................................................  39

ARTICLE 7   COVENANTS OF ACQUIROR...........................................................  39
     7.1.   Acquiror Interim Operations.....................................................  39
     7.2.   Stockholder Meeting; Board Recommendation.......................................  40
     7.3.   Director and Officer Liability..................................................  40
     7.4.   Employee Benefits...............................................................  41
     7.5.   Severance Plan..................................................................  42
     7.6.   Change in Control...............................................................  42
     7.7.   Health Insurance................................................................  42
     7.8.   Third Party Beneficiaries.......................................................  42
     7.9.   Stock Exchange Listing..........................................................  43
     7.10.  Transfer Taxes..................................................................  43
     7.11.  Investment Banking Fee..........................................................  43
     7.12.  Qui Tam/False Claims Act Litigation.............................................  43
     7.13.  Acquiror Standstill.............................................................  43
     7.14.  Preparation of Ruling Request...................................................  44
     7.15.  Alternative Financing...........................................................  45

ARTICLE 8   COVENANTS OF ACQUIROR AND THE COMPANY...........................................  45
     8.1.   Reasonable Best Efforts.........................................................  45
     8.2.   Certain Filings; Cooperation in Receipt of Consents.............................  46
     8.3.   Public Announcements............................................................  47
     8.4.   Access to Information; Notification of Certain Matters..........................  47
     8.5.   Further Assurances..............................................................  47
     8.6.   Confidentiality.................................................................  47

     8.7.   Tax Treatment...................................................................  48

ARTICLE 9   CONDITIONS TO MERGER............................................................  48
     9.1.   Conditions to the Obligations of Each Party.....................................  48
     9.2.   Conditions to the Obligations of the Company....................................  49
     9.3.   Conditions to the Obligations of Acquiror.......................................  49

ARTICLE 10  TERMINATION.....................................................................  50
    10.1.   Termination.....................................................................  50
    10.2.   Effect of Termination...........................................................  51
    10.3.   Termination Fees................................................................  52
    10.4.   Fees and Expenses...............................................................  53

ARTICLE 11  MISCELLANEOUS...................................................................  53
    11.1.   Notices.........................................................................  53
    11.2.   Survival of Representations, Warranties and Covenants after the Effective Time..  54
    11.3.   Amendments; No Waivers..........................................................  54
    11.4.   Successors and Assigns..........................................................  54
    11.5.   Counterparts; Effectiveness; Third Party Beneficiaries..........................  54
    11.6.   Governing Law...................................................................  55
    11.7.   Jurisdiction....................................................................  55
    11.8.   Enforcement.....................................................................  55
    11.9.   Entire Agreement................................................................  55

                         AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of the 18th day of October, 2000, by and between Quorum Health Group, Inc., a Delaware corporation ("Company"), and Triad Hospitals, Inc., a Delaware corporation ("Acquiror").

     WHEREAS, the Boards of Directors of the Company and Acquiror each have determined that a business combination between the Company and Acquiror is advisable and in the best interests of their respective corporations and stockholders and presents an opportunity for their respective corporations to achieve long-term strategic and financial benefits;

     WHEREAS, the parties intend that the merger qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (a "368 Reorganization");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Acquiror's willingness to enter into this Agreement, Acquiror and a certain stockholder of the Company have entered into a Voting Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Voting Agreement"), pursuant to which such stockholder has agreed, among other things, to vote its Company Shares in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof and thereof; and

     WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company and Acquiror have approved and adopted this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as set forth below.

                                   ARTICLE 1

                                  DEFINITIONS

     1.1. Definitions. (a) As used herein, the following terms have the meanings
          -----------
set forth below.

     "Acquiror Balance Sheet" means Acquiror's consolidated balance sheet included in the Acquiror 10-Q filed with the SEC relating to its quarter ended on June 30, 2000.

     "Acquiror Share" means one share of common stock of Acquiror, par value $.01 per share, and the associated preferred stock purchase right issued in accordance with the Rights Agreement, dated as of May 11, 1999, as amended from time to time, between Acquiror and National City Bank.

     "Acquiror SEC Documents" means (i) Acquiror's annual report on Form 10-K for its fiscal year ended December 31, 1999 (the "Acquiror 10-K"), (ii) Acquiror's quarterly reports on Form 10-Q (the "Acquiror 10-Qs") for its fiscal quarters ended June 30 and March 31 of fiscal year 2000, (iii) Acquiror's proxy statements relating to meetings of, or actions taken without a meeting by, the Acquiror stockholders since December 31, 1999, and (iv) all other reports, filings, registration statements and other documents filed by it with the SEC since April 26, 1999; in each case including all exhibits, appendices and attachments thereto, whether filed therewith or incorporated by reference therein.

     "Acquisition Proposal" means any offer or proposal with respect to (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase of 15% or more of any class of capital stock of the Company or 50% or more of the assets of the Company, or (ii) any tender offer (including a self tender) or exchange offer that if consummated would result in any Person, other than Welsh, Carson, Anderson & Stowe VIII, L.P. beneficially owning 15% or more, or Welsh, Carson, Anderson & Stowe VIII, L.P. beneficially owning 30% or more, of any class of capital stock of the Company, other than the transactions contemplated by this Agreement; provided, however, that the conversion of the Company's 6.0% Convertible Subordinated Debentures shall not be deemed to be an Acquisition Proposal.

     "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Business Day" means any day, other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York.

     "Code" means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     "Company Balance Sheet" means the Company's consolidated balance sheet included in the Company 10-K relating to its fiscal year ended on June 30, 2000.

     "Company Share" means one share of common stock of the Company, $0.01 par value per share, and the associated preferred stock purchase right issued in accordance with the Rights Agreement, dated as of April 16, 1997, as amended from time to time, between the Company and First Union National Bank of North Carolina.

     "Company SEC Documents" means (i) the Company's annual reports on Form 10-K, for its fiscal years ended June 30, 1999 and 2000 (the "Company 10-Ks"), (ii) the Company's quarterly reports on Form 10-Q (the "Company 10-Qs") for the fiscal quarters ended September 30, December 31 and March 31 of fiscal years 1999 and 2000, (iii) the Company's proxy statement, dated April 28, 2000, relating to its annual meeting, and (iv) all other reports, filings, registration statements and other documents filed by the Company with the SEC since June 30,

1998; in each case including all exhibits, appendices and attachments thereto, whether filed therewith or incorporated by reference therein.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Governmental Entity" means any federal, state, local or foreign governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

     "Knowledge" means, with respect to the matter in question, if any of the executive officers of the Company or Acquiror, as the case may be, has actual knowledge of the matter.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of an asset; provided, however, that the term "Lien" shall not include (i) liens for utilities and current taxes not yet due and payable or delinquent, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business, or
(iii) liens being contested in good faith.

     "Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of a Person and its Subsidiaries, taken as a whole, or on the ability of such Person and its Subsidiaries to perform in all material respects its obligations hereunder, or which would prevent or materially delay the consummation of the transactions contemplated hereby, but shall exclude any material adverse effect arising out of any change or development relating to (i) U.S. or global economic or industry conditions, (ii) changes in U.S. or global financial markets or conditions,
(iii) any generally applicable change in law, rule or regulation or GAAP or interpretation of any thereof and/or (iv) the announcement of this Agreement or the transactions contemplated hereby, including the sale or attempted sale of any assets or operations of the Company or any Company Subsidiary by or approved by Acquiror. "Acquiror Material Adverse Effect" means a Material Adverse Effect in respect of Acquiror and "Company Material Adverse Effect" means a Material Adverse Effect in respect of the Company.

     "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

     "Person" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

     "Proxy Statement/Prospectus" means the joint proxy statement/prospectus included in the Registration Statement relating to the Company Stockholder Meeting and the Acquiror Stockholder Meeting, together with any amendments or supplements thereto.

     "Qui Tam/False Claims Act Litigation" means the suit filed against Quorum Health Group, Inc. (M.D. Fla. No. 99-413.-CIV-T-23B).

     "Registration Statement" means the Registration Statement on Form S-4 or comparable form registering the Acquiror Shares issuable in connection with the Merger under the Securities Act.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Subsidiary" means, with respect to any Person, any corporation or other entity (including joint ventures) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person. "Acquiror Subsidiary" means a Subsidiary of Acquiror and "Company Subsidiary" means a Subsidiary of the Company.

     "Superior Proposal" means a bona fide, written Acquisition Proposal for at least a majority of the outstanding Company Shares that is on terms which a majority of the Company's Board of Directors determines in good faith, after consultation with its outside counsel and its financial advisors (i) would result in a transaction, if consummated, that would be more favorable to the Company's Stockholders (in their capacities as Stockholders), than the transactions contemplated hereby (after giving effect to any revised proposal made by or on behalf of Acquiror prior to the end of the three Business-Day-period referred to in Section 10.1(e)) and (ii) is reasonably likely to be consummated, in each case taking into account all facts and circumstances, including all legal, financial, regulatory, timing and other aspects of the proposed offer and the identity of the offeror.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

     Terms                                    Section
     -----                                    -------

     368 Reorganization                       Recital
     Acquiror                                 Preamble
     Acquiror Employee Plans                  5.13
     Acquiror Intellectual Property           5.16
     Acquiror Recommendation                  7.2
     Acquiror Returns                         5.12
     Acquiror Rights Agreement                5.5(b)
     Acquiror Securities                      5.5(b)
     Acquiror Stockholder Approval            5.18(a)
     Acquiror Stockholder Meeting             7.2
     Affiliate Letters                        6.4
     Agreement                                Preamble
     Cap                                      7.3(c)
     Cash Consideration                       3.2(a)
     Certificates                             3.5
     Certificate of Merger                    2.1(b)
     Change in Control Plans                  7.6

     Closing                                 2.1(d)
     Closing Date                            2.1(d)
     Commitment Letters                      5.20
     Company                                 Preamble
     Company Employee Plans                  4.13(a)
     Company Intellectual Property           4.16
     Company Option                          3.5(a)
     Company Recommendation                  6.2
     Company Returns                         4.12
     Company Rights Agreement                4.5(b)
     Company Securities                      4.5(b)
     Company Stockholder Approval            4.19(a)
     Company Stockholder Meeting             6.2
     DGCL                                    2.1(a)
     Dissenting Shares                       3.7
     Effective Time                          2.1(b)
     End Date                                10.1(b)(i)
     Environmental Laws                      4.25(b)
     ERISA                                   4.13(a)
     ERISA Affiliate                         4.13(a)
     ESPP                                    3.7(a)
     ESPP Termination Date                   3.7(a)
     Exchange Agent                          3.5(a)
     Exchange Fund                           3.5(a)
     GAAP                                    4.8(a)
     Hazardous Substance                     4.25(b)
     HSR Act                                 4.3(b)
     Indemnified Parties                     7.3(b)
     Intellectual Property                   4.17
     Meeting Price                           3.2(a)
     Merger                                  2.1(a)
     Merger Consideration                    3.3(a)
     MLCC                                    7.15
     Multiemployer Plan                      4.13(b)
     Price Deficiency Notice                 3.2(b)
     Release                                 4.25(b)
     Representatives                         6.3
     Ruling Request                          7.14
     Secretary of State                      2.1(b)
     Spread                                  3.5
     Stock Consideration                     3.2(a)
     Surviving Corporation                   2.1(a)
     Total Option Consideration              3.5
     Transfer Taxes                          7.13
     Voting Agreement                        Preamble

                                   THE MERGER

     2.1. The Merger.
          ----------

     (a) At the Effective Time, the Company shall be merged with and into Acquiror (the "Merger") in accordance with the terms and conditions of this Agreement and the Delaware General Corporation Law (the "DGCL"), at which time the separate corporate existence of the Company shall cease and Acquiror shall continue in existence. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to Acquiror as the "Surviving Corporation".

     (b) As soon as practicable on or after the Closing Date, Acquiror will file a certificate of merger or other appropriate documents (the "Certificate of Merger") with the Delaware Secretary of State (the "Secretary of State") and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger is duly filed with and accepted by the Secretary of State, or at such later time as is agreed upon by the parties and specified in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the "Effective Time").

     (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

     (d) The closing of the Merger (the "Closing") shall be held at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, NY 10019 (or such other place as agreed by the parties) on the later of one Business Day after (a) the date of the Company Stockholder Meeting, (b) the date of the Acquiror Stockholder Meeting, or (c) the day on which all of the conditions set forth in Article 9 are satisfied or waived, unless the parties hereto agree to another date. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date".

     2.2. Organizational Documents.  The Certificate of Merger shall provide
          ------------------------
that at the Effective Time (i) Acquiror's certificate of incorporation in effect immediately prior to the Effective Time shall be the Surviving Corporation's certificate of incorporation and (ii) Acquiror's bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation's bylaws, in each case until amended in accordance with applicable law.

     2.3. Directors and Officers.
          ----------------------

     (a) From and after the Effective Time (until successors are duly elected or appointed and qualified), (i) Acquiror's directors at the Effective Time shall be the Surviving Corporation's directors and (ii) the officers of Acquiror immediately prior to the Effective Time shall be the Surviving Corporation's officers.

     (b) Acquiror agrees to take all necessary actions to slate and to use its best efforts to obtain the approval of, the election of Russell Carson and James Dalton (or, if unavailable, another member of the Company's current Board of Directors reasonably acceptable to

Acquiror) to serve, from and after the Effective Time, on Acquiror's Board of Directors.

                                   ARTICLE 3

                 CONVERSION OF SECURITIES AND RELATED MATTERS

     3.1. Cancellation of Treasury Stock and Acquiror Owned Shares.  As of the
          --------------------------------------------------------
Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares, each Company Share held by the Company as treasury stock or owned by Acquiror, any Acquiror Subsidiary or any Company Subsidiary immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made or consideration delivered in respect thereof.

     3.2. Conversion of Company Shares.
          ----------------------------

     (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares, except as otherwise provided in this Section 3.2, each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1) shall be converted into the right to receive .4107 Acquiror Shares (the "Stock Consideration") and the right to receive in cash from Acquiror, without interest, an amount equal to $3.50 (the $3.50 and the increase, if any, contemplated by Section 3.2(b) is hereinafter referred to as the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration").

     (b) In the event that the 20 trading day average closing price of an Acquiror Share (as reported on NASDAQ) for the period ending five Business Days prior to the date of the Company Stockholder Meeting (the "Meeting Price") is less than $21.00, the Company shall have the right, in its sole discretion, and no later than four Business Days prior to the Company Stockholder Meeting, to give notice to Acquiror of the Company's intention to terminate this Agreement (a "Price Deficiency Notice"); provided, however, that if the Company gives a Price Deficiency Notice, Acquiror shall have the right, in its sole discretion and by the giving of notice to the Company no later than two (2) Business Days after the Company gives the Price Deficiency Notice, to increase the Cash Consideration, by an amount equal to the difference between the Meeting Price and $21.00, multiplied by .4107, rounded up to the nearest whole cent. If Acquiror does not exercise its right to increase the Cash Consideration, the Company shall have the right to terminate this Agreement as provided in Section 10.1(c)(i).

     (c)  Fractional Shares.  No fractional shares shall be issued in the
          -----------------
Merger All fractional shares that a holder of any Company Shares or Company Stock Options would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional Acquiror Share results from the aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by multiplying the fraction of an Acquiror Share to which the holder would otherwise have been entitled by the Meeting Price rounded up to the nearest whole cent. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Acquiror, and Acquiror shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 3.2.

     3.3. Capitalization Changes.  If at any time during the period between the
          ----------------------
date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Acquiror or securities convertible or exchangeable into capital stock of Acquiror shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any dividend or distribution thereon (other than regular quarterly cash dividends) or a record date with respect to any of the foregoing shall occur during such period, the number of Acquiror Shares constituting part of the Merger Consideration shall be appropriately adjusted to provide to the holders of the Acquiror Shares and the Company Shares the same economic effect as contemplated by this Agreement prior to the consummation of such event.

     3.4. Exchange of Certificates.
          ------------------------

     (a)  Exchange Agent.  Promptly after the date hereof, Acquiror shall
          --------------
appoint a bank or trust company reasonably acceptable to the Company as an agent (the "Exchange Agent") for the benefit of holders of Company Shares for the purpose of exchanging, pursuant to this Article 3, certificates representing the Company Shares (the "Certificates"). Acquiror will make available to the Exchange Agent, as needed, the Merger Consideration, together with any dividends or distributions with respect thereto, if any, to be paid in respect of Company Shares pursuant to this Article 3 (the "Exchange Fund"), and, except as contemplated by Section 3.4(e) or Section 3.4(g) hereof, the Exchange Fund shall not be used for any other purpose.

     (b)  Exchange Procedures.  As promptly as practicable after the Effective
          -------------------
Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each record holder of Certificates a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.4. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive in exchange therefor the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article 3 in respect of the Company Shares represented by the Certificate (after giving effect to any required withholding tax). Until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article 3. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Certificate, it shall be a condition to payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting payment shall pay to the Exchange Agent any transfer or other taxes required as a result of payment to a Person other than the registered holder of the Certificate or establish to the satisfaction of the Exchange Agent that the tax has been paid or is not payable.

     (c)  Distributions with Respect to Unexchanged Shares.  Whenever a dividend
          ------------------------------------------------
or other distribution is declared by Acquiror in respect of the Acquiror Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Acquiror Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any holder, until the Certificate is surrendered as provided in this Section 3.4. Following surrender, there shall be paid, without interest, to the Person in whose name the Acquiror Shares have been registered (i) at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of surrender with respect to whole Acquiror Shares, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to whole Acquiror Shares, less the amount of any withholding taxes which may be required thereon.

     (d)  No Further Rights in Company Shares.  All Acquiror Shares issued or
          -----------------------------------
cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented thereby. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Company Shares, except as otherwise provided herein or by law. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company's stock transfer books of any Company Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4.

     (e)  Return of Merger Consideration.  Upon demand by Acquiror, the Exchange
          ------------------------------
Agent shall deliver to Acquiror any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.4 that remains undistributed to holders of Company Shares six months after the Effective Time. Holders of Certificates who have not complied with this Section 3.4 prior to the demand by the Acquiror shall thereafter look only to Acquiror for payment of any claim to the Merger Consideration and dividends or distributions, if any, in respect thereof.

     (f)  No Liability.  Neither Acquiror nor the Exchange Agent shall be liable
          ------------
to any Person in respect of any Company Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g)  Withholding Rights. Acquiror shall be entitled to deduct and withhold
          ------------------
from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person, and to deduct and withhold from any cash or Acquiror Shares paid to any holder of a Company Option, any amounts which it is required to deduct and withhold with respect to payment under any provision of federal, state or local income, employment or other tax law. To the extent that Acquiror withholds those amounts, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which deduction and withholding was made by Acquiror.

     (h)  Lost Certificates.  If any Certificate has been or is claimed to have
          -----------------
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that Certificate has been lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond, in such reasonable amount as Acquiror may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration, together with any unpaid dividends and distributions on any Acquiror Shares, as contemplated by this Article 3.

     3.5. Company Stock Options.
          ---------------------

(a) At the Effective Time, each option to purchase Company Shares (each, a "Company Option") outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be converted, at the holder's election (made prior to the Effective Time) to either (i) the right to receive, as soon as practicable following the Effective Time, cash and a number of Acquiror Shares determined as follows:

x                  Cash Consideration
          cash = _______________________        x Spread
                 Total Option Consideration

          number of      =  .4107 x the Meeting Price    x Spread
                            -------------------------
          Acquiror Shares   Total Option Consideration

                            ________________________________
                                       Meeting Price

or (ii) a fully vested and exercisable option to purchase, on the same terms and conditions as were applicable to such Company Option as of the Effective Time
(A) a number of Acquiror Shares determined by dividing the Total Option Consideration by the Meeting Price and multiplying the result by the number of Company Shares subject to the Company Option (rounded to the nearest whole Acquiror share), (B) at a price per share equal to the aggregate eeercise price with respect to the Company Option divided by the total number of Acquiror Shares subject to the new option (as determined under (A) immediately above), rounded up to the nearest whole cent; provided, in the case of any Company Option that would continue to qualify as an "incentive stock option" under
Section 422 of the Code, such adjustment shall be made in a manner consistent with the requirements of Section 424(a) of the Code. If no such election is made by the holder, the Company Option shall be treated as provided in (ii) above.

For purposes of the foregoing:

"Total Option Consideration" means the Cash Consideration + (.4107 x the Meeting Price)

"Spread" means (Total Option Consideration - exercise price             number of
                                             per Company Share       x  Company Shares
                                             of the Company Option)     subject to the
                                                                        Company Option

     (b) Prior to the Effective Time, the Company and the Acquiror shall take all actions (including amending the terms of any Company stock option or compensation plan or arrangement) necessary to give effect to the transactions contemplated by Section 3.5(a), including obtaining all necessary consents.

     3.6. Employee Stock Purchase Plan.
          ----------------------------

     (a) The Company shall take all necessary action to provide that, not later than five (5) Business Days prior to the Effective Time, (i) any outstanding options to purchase Company Shares under the Company's Employee Stock Purchase Plans (collectively, the "ESPP") shall terminate (the "ESPP Termination Date"), and (ii) all amounts allocated to each participant's account under the ESPP shall thereupon, at the election of the participant (x) be used to purchase from the Company newly-issued whole Company Shares at a price equal to the lower of 85% of (A) the closing price per Share on the first day of the plan year, or (B) the ESPP Termination Date, or (y) returned to the participant, and (iii) the ESPPs will terminate. At the Effective Time, any Company Shares so purchased will be treated as provided in Section 3.2 of this Agreement. The Company shall take all actions necessary so as not to allow participants to increase the rate of their contributions to the ESSP.

     (b) Prior to the Effective Time, the Company shall take all actions (including amending the terms of the ESPP) necessary to give effect to the transactions contemplated by Section 3.6(a).

     3.7. Dissenting Shares.
          -----------------

     (a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by persons who shall not have voted in favor of this Agreement and the Merger or consented thereto in writing and who shall have properly demanded in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration as provided hereunder. Such persons shall be entitled to receive payment of the appraised value of such Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon upon surrender of the certificate therefor in the manner provided hereunder.

     (b) The Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. All payments made to any Dissenting Shareholder shall be made by the Company out of the Company's own funds and shall not be reimbursed by Acquiror or any Acquiror Subsidiary.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in (i) the Company Disclosure Schedule attached hereto or (ii) the Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Acquiror as set forth below.

     4.1. Corporate Existence and Power.  The Company is a corporation validly
          -----------------------------
existing and in good standing under the laws of the State of Delaware, and has all corporate powers and authority required to own, lease and operate its assets and properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be qualified or in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.2. Corporate Authorization.  The execution, delivery and performance by
          -----------------------
the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of Acquiror, this Agreement constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms.

     4.3. Governmental Authorization.  The execution, delivery and performance
          --------------------------
by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) the filing of (i) a certificate of merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any comparable foreign filings or approvals; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky laws; and
(e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.4. Non-Contravention.  The execution, delivery and performance by the
          -----------------
Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Company's or any Company Subsidiary's certificate of incorporation, bylaws or any similar organizational documents, (ii) assuming compliance with the matters referred to in Section 4.3, to the Knowledge of the Company contravene or conflict with or constitute a violation of any provision of any law, statute, ordinance, rule, regulation, judgment, injunction, order, writ, permit, license or decree binding upon or applicable to the Company, any Company Subsidiary or any of their respective properties or assets, (iii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a material benefit under any note, bond, mortgage, indenture, deed of trust, concession, lease, contract or other instrument, obligation or agreement of any kind or any license, franchise, permit or other similar authorization to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets may be bound or affected, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, other than, in the case of each of (ii), (iii) and (iv), any such items that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

     4.5. Capitalization.
          --------------

     (a) The authorized capital stock of the Company consists of 300,000,000 Company Shares. As of the date hereof, (i) 71,506,544 Company Shares were issued and outstanding (no Company Shares were held in treasury, and no Company Shares were owned by any Company Subsidiary) and (ii) the Company had outstanding stock options to purchase an aggregate of 6,848,427 Company Shares (all of which will become vested and exercisable upon consummation of the Merger). All outstanding Company Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of statutory preemptive rights. As of the date hereof, 8,000,945 Company Shares were reserved for issuance upon exercise of options issued and outstanding pursuant to stock option plans of the Company and 1,571,742 Company shares were reserved for issuance pursuant to employee stock purchase plans of the Company. As of the date hereof, 13,333,333 Company Shares were reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Debentures.

     (b) As of the date hereof, except as set forth in this Section 4.5, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of the Company, (ii) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock, debt securities or voting securities of the Company, or (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, debt securities, voting securities or securities convertible into or exchangeable for capital stock, debt securities or voting securities of the Company or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"), other than the rights issued in connection with the Rights Agreement dated as of April 16, 1997, between the Company and First Union National Bank of North Carolina (the "Company Rights Agreement"). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of any shares of capital stock of the Company.

     (c) Welsh, Carson, Anderson & Stowe VIII, L.P. has entered into the Voting Agreement.

     4.6. Subsidiaries.
          ------------

     (a) Each Company Subsidiary is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, in each case with exceptions which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and free of statutory preemptive rights. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by the Company in, each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests) with exceptions which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on the Company Disclosure Schedule, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock, debt securities or voting securities or ownership interests in any Company Subsidiary, (ii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, warrants, options, or other rights to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Company Subsidiary, or obligations of the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment, or (iii) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of any Company Subsidiary or any capital stock of, or other ownership interests in, any Company Subsidiary.

     4.7. Company SEC Documents.
          ---------------------

     (a) The Company has made available to Acquiror the Company SEC Documents. The Company has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since June 30, 1998. No Company Subsidiary is required under the Exchange Act or Securities Act to file any form, report, registration statement or prospectus or other document with the SEC.

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

     (c) No Company SEC Document filed since June 30, 1998 pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company SEC Document, as amended or supplemented, if applicable, filed since June 30, 1998 pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     4.8. Financial Statements; No Material Undisclosed Liabilities.
          ---------------------------------------------------------

     (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company 10-Ks and the Company 10-Qs fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements which in the aggregate are not material).

     (b) As of the date of this Agreement, except as set forth in the Company SEC Documents filed prior to the date hereof, neither the Company nor any Company Subsidiary is party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that similarly limits the Company or any Company Subsidiary.

     (c) There are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

          (i) liabilities or obligations disclosed in the Company Balance Sheet or the notes thereto;

          (ii) liabilities or obligations incurred after June 30, 2000, in the ordinary course of business consistent with past practice which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

          (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

          (iv) other liabilities or obligations, which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.9. Information to Be Supplied.
          --------------------------

     (a) The information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Company Stockholder Meeting and at the time of the Acquiror Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to the Company) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     (b) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by Acquiror for inclusion or incorporation by reference therein.

     4.10. Absence of Certain Changes. Since June 30, 2000, except as
           --------------------------
otherwise expressly contemplated by this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect,
(b) any action, event, occurrence, development, transaction, commitment, dispute, change, violation, inaccuracy or other condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or (c) any action prohibited by Section 6.1 of this Agreement.

     4.11. Litigation. There is no claim, action, suit, investigation,
           ----------
arbitration or proceeding pending, or to the Knowledge of the Company threatened, against, relating to or affecting the Company or any Company Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby or has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.12  Taxes. All material tax returns, statements, reports and forms
           -----
(collectively, the "Company Returns") required to be filed with any taxing authority by, or with respect to, the Company and the Company Subsidiaries have been filed in accordance with all applicable laws; the Company and the Company Subsidiaries have timely paid all taxes shown as due and payable on the Company Returns that have been so filed, and, as of the time of filing, the Company Returns correctly and completely reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and the Company Subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); the Company and the Company Subsidiaries have made adequate provision for all taxes payable by them for which no Company Return has yet been filed; the charges, accruals and reserves for taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of the Company Subsidiaries in respect of any material amount of tax; neither the Company nor any of the Company Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent; neither the Company nor any Company Subsidiary is a party to any tax allocation or sharing agreement; neither the Company nor any Company Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax returns; and neither the Company nor any Company Subsidiary has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under
Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the regulations thereunder. The total adjusted basis for federal income tax purposes of the assets to be transferred to Acquiror by the Company in the Merger will, at the time of the Merger, equal or exceed the sum of the liabilities to be assumed (within the meaning of (S)357(d) of the Code) by Acquiror.

     4.13. Employee Benefits.
           -----------------

     (a)  With respect to each material "employee benefit plan", as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate (as defined below) and covers any consultant, director, employee or former employee of the Company or any Company Subsidiary, the Company has delivered or will make available upon request copies of the plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof to Acquiror together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any plan. The material plans are referred to collectively herein as the "Company Employee Plans". An "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under
Section 414 of the Code.

     (b) With respect to each Company Employee Plan that constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or any other plan subject to Title IV of ERISA (a "Retirement Plan"), no "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Company Employee Plan which is a Retirement Plan, whether or not waived. With respect to any Company Employee Plans subject to Title IV of ERISA, the actuarially determined present value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plans' most recent actuarial valuation) did not exceed the then current value of the assets of such plans, and there has not been an adverse change in the financial condition of such plans which would have caused a material change in the funded status of such plans. To the Knowledge of the Company, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any Company Employee Plan which is a Retirement Plan or, with respect to any Company Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that will make the Company or any Company Subsidiary, or any officer or director of the Company or any Company Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a Company Material Adverse Effect.

     (c)  Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished, or will make available upon request, to Acquiror copies of the most recent Internal Revenue Service determination letters with respect to each Company Employee Plan. Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan.

     (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan that will result in any payment (whether of severance pay or otherwise), acceleration of, forgiveness of indebtedness owing from, vesting of, distribution of, or increase in or obligation to fund, any benefits with respect to any current or former employee, director or consultant of the Company or any Company Subsidiary.

     (e) There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended June 30, 2000.

     (f) Neither the Company nor any Company Subsidiary has any obligations to provide retiree health and life insurance or other retiree death benefits under any Company Employee Plan, other than benefits mandated by Section 4980B of the Code or under applicable State law, and each such Company Employee Plan may be amended or terminated without incurring liability thereunder.

     (g) To the Knowledge of the Company, no Company Employee Plan is threatened with any dispute, lawsuit, claim (other than routine claims for benefits), investigation or complaint to, or by, any Person or Governmental Entity. No Company Employee Plan is the subject of an audit or, to the Knowledge of the Company, under investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor, to the Knowledge of the Company, is any such audit or investigation threatened.

     4.14. Labor Matters. There is no pending or, to the Knowledge of the
           -------------
Company, threatened union organizational effort, material labor dispute, strike or work stoppage against the Company or any Company Subsidiary or charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any similar Governmental Entity alleging any unfair labor practice by the Company or any Company Subsidiary in connection with the operation of their respective business. The Company and all Company Subsidiaries have in the past been and are currently in compliance in all material respects with all applicable collective bargaining agreements and laws respecting employment, employment practices, labor relations, safety and health (other than environmental), wages, hours and terms and conditions of employment. Neither the Company nor any Company Subsidiary has experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S)(S) 2101 et seq. Neither the execution and delivery of this Agreement, nor the consummation by the Company of transactions contemplated in accordance with the terms hereby will violate any of the Company's or Company Subsidiaries' collective bargaining agreement(s) with any labor organization(s).

     4.15. Compliance with Laws; Licenses, Permits and Registrations.
           ---------------------------------------------------------

     (a) Neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) The Company and each Company Subsidiary has been and is in compliance with all permits, licenses, franchises, variances, exceptions, orders, consents, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by the Company and each of its Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have or be in compliance with the permits, licenses, franchises, variances, exceptions, orders, consents, approvals, authorizations or registrations would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) The Company and each Company Subsidiary are, to the extent applicable to their operations, certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of the Company's and its

Subsidiaries' assets, except where the failure to be so certified, to have such contracts, to be in such compliance or to have such approvals or qualifications would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or Medicaid program of any pending or threatened investigations, and neither the Company nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which may have, individually or in the aggregate, a Company Material Adverse Effect.

     4.16. Title to Properties.
           -------------------

     (a) The Company and each Company Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets, except for those which are no longer used or useful in the conduct of their businesses, except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that (i) are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use of the property subject thereto or affected thereby or otherwise impair the Company's or any Company Subsidiary's business operations and (ii) in the aggregate, would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All of these assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, would not have a Company Material Adverse Effect.

     (b) Except as would not be reasonably likely to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) the Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

     4.17. Intellectual Property. Except as would not be reasonably likely
           ---------------------
to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "Company Intellectual Property") necessary to carry on the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted. Neither the Company nor any Company Subsidiary has received any written notice of infringement of or challenge to the validity or enforceability of, and, to the Company's Knowledge, there are no claims pending with respect to the rights of others to the use of, any Company Intellectual Property that, in any such case would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's Knowledge, there is no basis for any such claims. To the Company's Knowledge, no other person is infringing any Company Intellectual Property, except such infringement as would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor the respective businesses thereof as currently conducted, violates or infringes the intellectual property or proprietary rights of any other

Person, except such violations and infringements as would not have, individually or in the aggregate, a Company Material Adverse Effect.

     4.18. Finders' Fees; Opinion of Financial Advisor.
           -------------------------------------------

     (a) Except pursuant to and in accordance with the terms of the agreement with Goldman, Sachs & Co. (a copy of which has been provided to Acquiror), there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary which might be entitled to any fee or commission from, the Company, any Company Subsidiary, Acquiror or any of its Affiliates in connection with or upon consummation of the transactions contemplated by this Agreement.

     (b) The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date hereof and subject to the qualifications stated therein, the $3.50 in cash and the Stock Consideration to be received by the holders of Company Shares (other than Acquiror and any Acquiror Subsidiary) pursuant to this Agreement is fair from a financial point of view to such holders.

     4.19. Required Vote; Board Approval.
           -----------------------------

     (a) The only vote of the holders of any capital stock of the Company required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote ("Company Stockholder Approval") of the holders of a majority of the outstanding Company Shares in favor of the adoption of this Agreement and the Merger.

     (b) The Company's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby in accordance with the provisions of Section 251 of the DGCL and (iii) resolved to recommend to such Stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

     4.20. State Takeover Statutes. The Company has taken all actions
           -----------------------
required to be taken by it in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger or any of the transactions contemplated hereby. No other "control share acquisition", "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement, the Voting Agreement or any of the transactions contemplated hereby and thereby.

     4.21. Company's Stockholder Rights Plan. The Board of Directors of the
           ---------------------------------
Company has complied with or amended the Company Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. The Company has delivered to Acquiror a true and correct copy of the Company Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

     4.22. Insurance. True and complete copies of all insurance policies and
           ---------
binders of all insurance covering all material assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Company Subsidiaries have been made available for inspection by Acquiror prior to the Closing Date. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or non-renewal has been received by the Company or any Company Subsidiary.

     4.23. Agreements and Commitments. Neither the Company nor any Company
           --------------------------
Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or in default in the performance or observance of any term or provision of (and no event has occurred which, with lapse of time or notice by a third party, would result in a breach or violation of, or the default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits or result in the creation of any lien upon any of the properties or assets of the Company or any Company Subsidiary under), any contract to which the Company or any Company Subsidiary is a party or by which it or any of its properties or assets are bound, other than breaches, violations and defaults which have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.24. Affiliate Agreements. There are no material oral or written
           --------------------
agreements or transactions between the Company or any Company Subsidiary on the one hand, and any (i) officer or director of the Company or any Company Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) to the Knowledge of the Company, an Affiliate of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered in the ordinary course of employment for the Company or any Company Subsidiary.

     4.25. Environmental Matters.
           ---------------------

     (a) Except as would not be reasonable likely to have, individually or in the aggregate, a Company Material Adverse Effect; (i) the Company and each Company Subsidiary complies with all applicable Environmental Laws; (ii) there has not been any Release or, to the Knowledge of the Company, any threatened Release of any Hazardous Substance, on, at or beneath any property (including soils, groundwater, surface water, buildings and other structures, and equipment) currently owned, leased, operated or used by the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law; (iv) neither the Company nor any Company Subsidiary is subject to any order, decree, injunction or other arrangement with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (v) there are no circumstances or conditions involving the Company or any of the Company Subsidiaries (including, without limitation, any Release or threatened Release of any Hazardous Substance at any location) that would reasonably be likely to result in any claim, investigation, cost or liability of any nature (whether civil or criminal, arising under theory of negligence or strict liability, or otherwise), pursuant to any Environmental Law.

     (b) For the purposes of this Agreement, (i) "Environmental Law" means all national, provincial, regional, federal, state, local or municipal statutes, laws (including principles of common law and decisional law), regulations, rules, orders, decrees, judgments, ordinances, permits, licenses, registrations, approvals or requirements or authorizations of any Governmental Entity relating to the environment, natural resources, safety or health of humans or other living organisms, including the manufacture, distribution in commerce, and use of, or Release to the natural environment of, Hazardous Substances, (ii) "Hazardous Substance" means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any Environmental Law; and (iii) "Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

                                   ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Except as disclosed in (i) the Acquiror Disclosure Schedule attached hereto or (ii) the Acquiror SEC Documents filed or made prior to the date hereof, Acquiror represents and warrants to the Company as set forth below.

     5.1. Corporate Existence and Power. Acquiror is a corporation validly
          -----------------------------
existing and in good standing under the laws of the State of Delaware, and has all corporate powers and authority required to own, lease and operate its assets and property and to carry on its business as now conducted. Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes qualification necessary, except where the failure to be qualified or in good standing would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     5.2. Corporate Authorization. The execution, delivery and performance by
          -----------------------
Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby are within the corporate powers of Acquiror and, except for the Acquiror Stockholder Approval, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of Acquiror, enforceable in accordance with its terms.

     5.3. Governmental Authorization. The execution, delivery and performance by
          --------------------------
Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) those set forth in clauses (a) through (d) of Section 4.3 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     5.4. Non-Contravention. The execution, delivery and performance by
          -----------------
Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Acquiror's or any Acquiror Subsidiary's certificate of incorporation or bylaws or any similar organizational documents, (ii) assuming compliance with the matters referred to in Section 5.3, to the Knowledge of Acquiror, contravene or conflict with any provision of law, statute, ordinance, rule, regulation, judgment, injunction, order, writ, permit, license or decree binding upon or applicable to Acquiror, any Acquiror Subsidiary or any of their respective properties or assets, (iii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a material benefit under any note, bond, mortgage, indenture, deed of trust, concession, lease, contract or other instrument, obligation or agreement of any kind or any license, franchise, permit or other similar authorization to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror or any Acquiror Subsidiary or any of their respective assets may be bound or affected, or (iv) result in the creation or imposition of any Lien on any asset of Acquiror or any Acquiror Subsidiary other than, in the case of each of (ii), (iii) and (iv), any such items that would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.

     5.5. Capitalization of Acquiror.
          --------------------------

     (a) The authorized capital stock of Acquiror consists of 90,000,000 Acquiror Shares. As of the date hereof, Acquiror has outstanding (i) 34,704,955 Acquiror Shares and no preferred shares (no Acquiror Shares were held in treasury and no Acquiror Shares were owned by any Acquiror Subsidiary) and (ii) stock options to purchase an aggregate of 5,734,301 Acquiror Shares (of which 1,493,497 were vested and exercisable). All outstanding Acquiror shares have been duly authorized and validly issued and are fully paid, non-assessable and free of statutory preemptive rights. As of the date hereof, 6,664,995 Acquiror shares were reserved for issuance upon exercise of options issued and outstanding pursuant to stock option plans of Acquiror.

     (b) As of the date hereof, except as set forth in this Section 5.5, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of Acquiror, (ii) securities of Acquiror or any Acquiror Subsidiary convertible into or exchangeable for shares of capital stock, debt securities or voting securities of Acquiror, or (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Acquiror, or obligations of Acquiror to issue, any capital stock, debt securities, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Acquiror or obligating Acquiror or any Acquiror Subsidiary to grant, extend or enter into any such agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Acquiror Securities") other than the rights issued in connection with the Rights Agreement dated as of May 11, 1999 between Acquiror and National City Bank (the "Acquiror Rights Agreement"). There are no outstanding obligations of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any Acquiror Securities. There are no voting trusts, proxies or other agreements or understandings to which the Acquiror or any Acquiror Subsidiary is a party or is bound with respect to the voting of any shares of capital stock of Acquiror.

     (c) The Acquiror Shares to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and nonassessable and free of any preemptive or other similar right.

     5.6. Subsidiaries.
          ------------

     (a) Each Acquiror Subsidiary is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with exceptions which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Acquiror Subsidiary have been validly issued and are fully paid and nonassessable and free of statutory preemptive rights. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by the Acquiror, in each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests) with exceptions which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Except as set forth on the Acquiror Disclosure Schedule, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of Acquiror or any Acquiror Subsidiary convertible into or exchangeable or exercisable for shares of capital stock, debt securities or voting securities or ownership interests in any Acquiror Subsidiary, (ii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, options, warrants or other rights to acquire from Acquiror or any Acquiror Subsidiary, or obligations of Acquiror or any Acquiror Subsidiary to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, debt securities, voting securities or ownership interests in, any Acquiror Subsidiary or obligations of Acquiror or any Acquiror Subsidiary to grant, extend or enter into any such agreement or commitment, or
(iii) obligations of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of any Acquiror Subsidiary or any capital stock of, or other ownership interests in, any Acquiror Subsidiary.

     5.7. Acquiror SEC Documents.
          ----------------------

     (a) Acquiror has made available to Company the Acquiror SEC Documents. Acquiror has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since April 26, 1999. No Acquiror Subsidiary is at present required to file any form, report, registration statement or prospectus or other document with the SEC.

     (b) As of its filing date, each Acquiror SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

     (c) No Acquiror SEC Document filed since April 26, 1999 pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Acquiror SEC Document, as amended or supplemented, if applicable, filed since April 26, 1999 pursuant to the Securities Act contained, as of the date the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     5.8. Financial Statements; No Material Undisclosed Liabilities.
          ---------------------------------------------------------

     (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror included in the Acquiror 10-Ks and the Acquiror 10-Qs fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Acquiror and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements which in the aggregate are not material).

     (b) As of the date of this Agreement, except as set forth in the Acquiror SEC Documents filed prior to the date hereof, neither the Acquiror nor any Acquiror Subsidiary is party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that similarly limits Acquiror or any Acquiror Subsidiary.

     (c) There are no liabilities of Acquiror or any Acquiror Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

          (i) liabilities or obligations disclosed in the Acquiror Balance Sheet or the notes thereto;

          (ii) liabilities or obligations incurred after December 31, 1999, in the ordinary course of business consistent with past practice, which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect;

          (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

          (iv) other liabilities or obligations, which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     5.9. Information to Be Supplied.
          --------------------------

     (a) The information to be supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Company Stockholder Meeting and at the time of the Acquiror Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to Acquiror) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     (b) Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

     5.10.  Absence of Certain Changes. Since December 31, 1999, except as
            --------------------------
otherwise expressly contemplated by this Agreement, Acquiror and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Acquiror or any Acquiror Subsidiary that would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect or
(b) any action, event, occurrence, development, transaction, commitment, dispute, change, violation, inaccuracy or other condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, or (c) any action prohibited by Section 7.1 of this Agreement.

     5.11.  Litigation. There is no claim, action, suit, investigation,
            ----------
arbitration or proceeding pending, or to the Knowledge of Acquiror threatened, against, relating to or affecting Acquiror or any Acquiror Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Neither the Acquiror nor any Acquiror Subsidiary is subject to any judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby or has had or would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     5.12.  Taxes. All material tax returns, statements, reports and forms
            -----
(collectively, the "Acquiror Returns") required to be filed with any taxing authority by, or with respect to, Acquiror and the Acquiror Subsidiaries have been filed in accordance with all applicable laws; Acquiror and the Acquiror Subsidiaries have timely paid all taxes shown as due and payable on the Acquiror Returns that have been so filed, and, as of the time of filing, the Acquiror Returns correctly and completely reflected the facts regarding the income, business, assets, operations, activities and the status of Acquiror and the Acquiror Subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Acquiror Balance Sheet); Acquiror and the Acquiror Subsidiaries have made adequate provision for all taxes payable by them for which no Acquiror Return has yet been filed; the charges, accruals and reserves for taxes with respect to Acquiror and its Subsidiaries reflected on the Acquiror Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Acquiror or any of the Acquiror Subsidiaries in respect of any material amount of tax; neither Acquiror nor any of the Acquiror Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group, other than one of which Acquiror was the common parent; neither the Acquiror nor any Acquiror Subsidiary is a party to any tax allocation or sharing agreement; neither the Acquiror nor any Acquiror Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax returns; and neither the Acquiror nor any Acquiror Subsidiary has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the regulations thereunder.

     5.13. Employee Benefits.
           -----------------

     (a)   With respect to each material "employee benefit plan", as defined in
Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Acquiror or any ERISA Affiliate and covers any consultant, director, employee or former employee of Acquiror or any Acquiror Subsidiary, Acquiror has delivered or will make available upon request copies of the plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof to the Company together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any plan. The material plans are referred to collectively herein as the "Acquiror Employee Plans".

     (b) With respect to each Acquiror Employee Plan that constitutes a Multiemployer Plan or any Retirement Plan, no "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Acquiror Employee Plan which is a Retirement Plan, whether or not waived. With respect to any Acquiror Employee Plans subject to Title IV of ERISA, the actuarially determined present value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plans' most recent actuarial valuation) did not exceed the then current value of the assets of such plans, and there has not been an adverse change in the financial condition of such plans which would have caused a material change in the funded status of such plans. To the Knowledge of Acquiror, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any Acquiror Employee Plan which is a Retirement Plan or, with respect to any Acquiror Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither Acquiror nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have , individually or in the aggregate, an Acquiror Material Adverse Effect. To the Knowledge of Acquiror, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Acquiror Employee Plan has occurred that will make Acquiror or any Acquiror Subsidiary, or any officer or director of the Acquiror or any Acquiror Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to
Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     (c)   Each Acquiror Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Acquiror has furnished, or will make available upon request, to the Company copies of the most recent Internal Revenue Service determination letters with respect to each Acquiror Employee Plan. Each Acquiror Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Acquiror Employee Plan.

     (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of Acquiror that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Acquiror Employee Plan that will result in any payment (whether of severance pay or otherwise), acceleration of, forgiveness of indebtedness owing from, vesting of, distribution of, or increase in or obligation to fund, any benefits with respect to any current or former employee, director or consultant of the Acquiror or any Acquiror Subsidiary.

     (e) There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Acquiror Employee Plan which would increase materially the expense of maintaining such Acquiror Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

     (f) Neither Acquiror nor any Acquiror Subsidiary has any obligations to provide retiree health and life insurance or other retiree death benefits under any Acquiror Employee Plan, other than benefits mandated by Section 4980B of the Code or under applicable State law, and each such Acquiror Employee Plan may be amended or terminated without incurring liability thereunder.

     (g) To the Knowledge of Acquiror, no Acquiror Employee Plan is threatened with any dispute, lawsuit, claim (other than routine claims for benefits), investigation or complaint to, or by, any Person or Governmental Entity. No Acquiror Employee Plan is the subject of an audit or, to the Knowledge of Acquiror, under investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor, to the Knowledge of Acquiror, is any such audit or investigation threatened.

     5.14. Labor Matters. There is no pending or, to the Knowledge of Acquiror,
           -------------
threatened union organizational effort, material labor dispute, strike or work stoppage against Acquiror or any Acquiror Subsidiary or charge or complaint against Acquiror or any Acquiror Subsidiary by the National Labor Relations Board or any similar Governmental Entity alleging any unfair labor practice by Acquiror or any Acquiror Subsidiary in connection with the operation of their respective business. Acquiror and all Acquiror Subsidiaries have in the past been and are currently in compliance in all material respects with all applicable collective bargaining agreements and laws respecting employment, employment practices, labor relations, safety and health (other than environmental), wages, hours and terms and conditions of employment. Neither Acquiror nor any Acquiror Subsidiary has experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S)(S) 2101 et seq. Neither the execution and delivery of this Agreement, nor the consummation by Acquiror of transactions contemplated in accordance with the terms hereby will violate any of Acquiror's or Acquiror Subsidiaries' collective bargaining agreement(s) with any labor organization(s).

     5.15. Compliance with Laws; Licenses, Permits and Registrations.
           ---------------------------------------------------------

     (a) Neither Acquiror nor any Acquiror Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for violations which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     (b) Acquiror and each Acquiror Subsidiary has been and is in compliance with all permits, licenses, franchises, variances, exceptions, orders, consents, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by Acquiror and each Acquiror Subsidiary to carry on their respective businesses as currently conducted, except where the failure to have or be in compliance with the permits, licenses, franchises, variances, exceptions, orders, consents, approvals, authorizations or registrations would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     (c) Acquiror and each Acquiror Subsidiary are, to the extent applicable to their operations, certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of Acquiror's and the Acquiror's Subsidiaries' assets, except where the failure to be so certified, to have such contracts, to be in such compliance or to have such approvals or qualifications would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Neither Acquiror nor any Acquiror Subsidiary has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or Medicaid program of any pending or threatened investigations, and neither Acquiror nor any Acquiror Subsidiary has any reason to believe that any such investigations or surveys are pending, threatened or imminent which may have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     5.16. Title to Properties.
           -------------------

     (a) Acquiror and each Acquiror Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets, except for those which are no longer used or useful in the conduct of their businesses, except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that (i) are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use of the property subject thereto or affected thereby or otherwise impair Acquiror's or any Acquiror Subsidiary's business operations and (ii) in the aggregate, would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. All of these assets and properties, other than assets and properties in which Acquiror or any Acquiror Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, would not have an Acquiror Material Adverse Effect.

     (b) Except as set forth on the Acquiror Disclosure Schedule or as would not be reasonably likely to have an Acquiror Material Adverse Effect, (i) Acquiror and each Acquiror Subsidiary are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all of these leases are in full force and effect and (ii) Acquiror and each Acquiror Subsidiary enjoy peaceful and undisturbed possession under all such leases.

     5.17. Intellectual Property. Except as would not be reasonably likely to
           ---------------------
have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and the Acquiror Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "Acquiror Intellectual Property") necessary to carry on the business of Acquiror and the Acquiror Subsidiaries, taken as a whole, as currently conducted. Neither Acquiror nor any Acquiror Subsidiary has received any written notice of infringement of or challenge to the validity or enforceability of, and, to Acquiror's Knowledge, there are no claims pending with respect to the rights of others to the use of, any Acquiror Intellectual Property that, in any case, would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. To Acquiror's Knowledge, there is no basis for any such claims. To the Acquiror's Knowledge, no other person is infringing any Acquiror Intellectual Property, except such infringement as would not have, individually or in the aggregate, an Acquiror Material Adverse Effect. Neither Acquiror nor any Acquiror Subsidiary, nor the respective businesses thereof as currently conducted, violates or infringes the intellectual property or proprietary rights of any other Person, except such violations and infringements as would not have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     5.18. Finders' Fees; Opinion of Financial Advisor.
           -------------------------------------------

     (a) Except pursuant to and in accordance with the terms of the agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees will be paid by Acquiror, and except for fees paid pursuant to the Commitment Letters referenced in Section 5.20, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of Acquiror or any Acquiror Subsidiary which might be entitled to any fee or commission from, the Company, any Company Subsidiary, Acquiror or any of its Affiliates in connection with or upon consummation of the transactions contemplated by this Agreement.

     (b) Acquiror has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date hereof and subject to the qualifications stated therein, the Merger is fair to the Acquiror from a financial point of view.

     5.19. Required Vote; Board Recommendation.
           -----------------------------------

     (a) The only vote of the holders of any class or series of capital stock of Acquiror required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby are the affirmative vote of the holders of a majority of the Acquiror Shares present and voting at the Acquiror Stockholder Meeting (as defined in Section 7.2) in favor of the issuance of the Acquiror Shares pursuant to the Merger (the "Acquiror Stockholder Approval").

     (b) Acquiror's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Acquiror Shares pursuant to the Merger, are in the best interests of Acquiror and its stockholders, (ii) approved this Agreement, and the transactions contemplated hereby in accordance with the provisions of Section 251 of the DGCL and (iii) resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement and the Merger and the issuance of the Acquiror Shares pursuant to the Merger in accordance with the terms hereof.

     5.20. State Takeover Statutes. Acquiror has taken all actions required to
           -----------------------
be taken by it in order to exempt this Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger or any of the transactions contemplated hereby. No other "control share acquisition", "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby and thereby.

     5.21. Acquiror's Stockholder Rights Plan. The Board of Directors of
           ----------------------------------
Acquiror has complied with or amended the Acquiror Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. Acquiror has delivered to Company a true and correct copy of the Acquiror Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

     5.22. Insurance. True and complete copies of all insurance policies and
           ---------
binders of all insurance covering all material assets, business, equipment, properties, operations, employees, officers and directors of Acquiror and the Acquiror Subsidiaries have been made available for inspection by the Company. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or non-renewal has been received by Acquiror or any Acquiror Subsidiary.

     5.23. Agreements and Commitments. Neither Acquiror nor any Acquiror
           --------------------------
Subsidiary, nor, to the Knowledge of Acquiror, any other party, is in breach or violation of, or in default in the performance or observance of any term or provision of (and no event has occurred which, with lapse of time or notice by a third party, would result in a breach or violation of, or the default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits or result in the creation of any lien upon any of the properties or assets of Acquiror or any Acquiror Subsidiary under), any contract to which Acquiror or any Acquiror Subsidiary is a party or by which it or any of its properties or assets are bound, other than breaches, violations and defaults which have not had and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

     5.24. Affiliate Agreements. There are no material oral or written
           --------------------
agreements or transactions between Acquiror or any Acquiror Subsidiary on the one hand, and any (i) officer or director of Acquiror or any Acquiror Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Acquiror or (iii) to the Knowledge of Acquiror, an Affiliate of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered in the ordinary course of employment for Acquiror or any Acquiror Subsidiary.

     5.25. Environmental Matters. Except as would not be reasonable likely to
           ---------------------
have, individually or in the aggregate, an Acquiror Material Adverse Effect; (i) Acquiror and each Acquiror Subsidiary complies with all applicable Environmental Laws; (ii) there has not been any Release or, to the Knowledge of Acquiror, any threatened Release of any Hazardous Substance, on, at or beneath any property (including soils, groundwater, surface water, buildings and other structures, and equipment) currently owned, leased, operated or used by Acquiror or any Acquiror Subsidiary; (iii) neither Acquiror nor any Acquiror Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Acquiror or any Acquiror Subsidiary is in violation of, or liable under, any Environmental Law; and (iv) neither Acquiror nor any Acquiror Subsidiary is subject to any order, decree, injunction or other arrangement with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (v) there are no circumstances or conditions involving Acquiror or any of the Acquiror Subsidiaries (including, without limitation, any Release or threatened Release of any Hazardous Substance at any location) that would reasonably be likely to result in any claim, investigation, cost or liability of any nature (whether civil or criminal, arising under theory of negligence or strict liability, or otherwise), pursuant to any Environmental Law.

     5.26. Financial Capability. Acquiror has delivered to the Company complete
           --------------------
and correct executed copies of Commitment Letters with respect to the financing (the "Commitment Letters") required for the consummation of the transactions contemplated hereby, which are attached as Schedule 5.26 hereto. The Commitment Letters are in full force and effect. Assuming satisfaction of all applicable conditions hereunder and as set forth in the Commitment

Letters and full funding thereunder, such financing, together with the other funds available to Acquiror, will provide sufficient funds to consummate the transactions contemplated hereby.

                                   ARTICLE 6

                           COVENANTS OF THE COMPANY

     The Company agrees as set forth below.

     6.1.  Company Interim Operations. Except as set forth in the Company
           --------------------------
Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of Acquiror (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the usual, regular and ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organizations, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, all material licenses and permits that are required for the Company and its Subsidiaries to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with them; (iv) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; and
(v) maintain and keep its properties and equipment in good repair, working order and condition (ordinary wear and tear excepted); provided, however, that in each case, the Company shall not be held responsible for any change or development relating to (A) U.S. or global economic or industry conditions, (B) changes in U.S. or global financial markets or conditions , (C) any generally applicable change in law, rule or regulation or GAAP or interpretation of any thereof and/or (D) the announcement of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of Acquiror (which consent shall not be unreasonably withheld or delayed), the Company shall not, nor shall it permit any Company Subsidiary to, directly or indirectly:

     (a) amend the Company's or any Company Subsidiary's certificate of incorporation or by-laws;

     (b) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except (i) for dividends by Company Subsidiaries or (ii) pursuant to the existing terms of any Company Employee Plan;

     (c) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any capital stock, including, without limitation, in connection with the Company Employee Plans or other benefit plans or arrangements existing on the date hereof, other than (i) the issuance of Company Shares upon the exercise of stock options in accordance with their present terms and (ii) the granting of options to acquire Company Shares to Directors of the Company pursuant to the Directors Stock Option Plan as in effect on the date hereof;

     (d) acquire or agree to acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions any assets (including any equity interests) or businesses, other than (i) current assets in the ordinary course of business, (ii) the aggregate amount set forth in the Company's capital budget for fiscal year 2001 previously provided to Acquiror and identified as such and (iii) the aggregate amount set forth in the Company's hospital construction budget for fiscal year 2001 previously provided to Acquiror and identified as such;

     (e) sell, lease, pledge, encumber or otherwise dispose of or agree to sell, lease, pledge, encumber or otherwise dispose of any assets, other than (i) sales in the ordinary course of business which are not material, (ii) equipment and property no longer used in the operation of the Company's business and (iii) assets related to discontinued operations;

     (f) incur any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others, other than intercompany debt and borrowing under the Company's existing lines in the ordinary course of business;

     (g) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of the Company or any of its Subsidiaries or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; in each case, except for such actions as would not be material to the Company and its subsidiaries, taken as a whole;

     (h) (i) increase the amount of compensation of any director, executive officer or employee or make any increase in or commitment to increase any employee benefits, (ii) except as required by law, amend an agreement existing on the date hereof or Company severance policy as of the date hereof, grant any severance or termination pay to any director, officer or employee of the Company or any Company Subsidiary, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any existing plan or (iv) except as may be required by law, amend in any material respect any Company Employee Plan;

     (i) materially change the Company's methods of accounting in effect at June 30, 2000, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants;

     (k) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of the Company and the Company Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities (i) recognized or disclosed in the most recent consolidated financial statements (or notes thereto) of the Company included in the Company SEC Documents or (ii) incurred since the date of such financial statements in the ordinary course of business consistent with past practice which are not material to the Company and its Subsidiaries taken as a whole;

     (l) (i) make any tax election or take any position on any tax return filed on or after the date of this Agreement or adopt any method thereof that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods or (ii) enter into any settlement or compromise of any tax liability that in either case is material to the business of the Company and the Company Subsidiaries, taken as a whole;

     (m) subject to Section 6.3(a), waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement;

     (n) enter into any new, or modify any existing, capitation contract, agreement or arrangement;

     (o) amend, modify or terminate the Company Rights Agreement or take any action which would render the Company Rights Agreement inapplicable to a third party;

     (p) authorize any of, or announce an intention to, commit or agree to take any of, the foregoing actions or any action or the failure to take any such action which would result in a breach of any representation or warranty of the Company contained in this Agreement as of the date when made or as of any future date or would result in any of the covenants or conditions not being satisfied.

     6.2.  Stockholder Meeting. The Company shall cause a meeting of its
           -------------------
Stockholders (the "Company Stockholder Meeting") to be duly called and held as close as reasonably practicable to the date on which all of the other conditions to the Closing, as specified in Article 9, are expected to be satisfied, for the purpose of obtaining the Company Stockholder Approval. Subject to Section 6.3,
(i) the Company's Board of Directors shall recommend approval and adoption by its Stockholders of this Agreement (the "Company Recommendation"), (ii) neither the Company's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to Acquiror or take any action or make any statement inconsistent with the Company Recommendation and (iii) the Company shall take all lawful action to solicit the Company Stockholder Approval.

     6.3.    Acquisition Proposals; Board Recommendation.
             -------------------------------------------

     (a) The Company agrees that it shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of the Company or any Company Subsidiary ("Representatives"), directly or indirectly, to and it shall use reasonable best efforts to cause such persons not to (i) solicit, initiate or encourage any inquiries or the making of any proposal or offer with respect to any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes or that would reasonably be expected to lead to any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities, or (iv) enter into any agreement with respect to any Acquisition Proposal;

provided, however, that (A) the Company may, and may authorize and permit its Representatives to, furnish or cause to be furnished information and may participate in negotiations and discussions with respect to any Acquisition Proposal, which the Company's Board of Directors determines in good faith, after consulting with its outside counsel and its financial advisors, is reasonably likely to lead to the delivery of a Superior Proposal, (B) the Company's Board of Directors may take the actions described in the last sentence of Section 6.2,
(C) the Company's Board of Directors may recommend an Acquisition Proposal to Company Stockholders and (D) the Company may terminate this Agreement pursuant to Section 10.3 in order to immediately thereafter enter into a definitive agreement with respect to such Acquisition Proposal, in each case, if the Company's Board of Directors determines, in good faith after consulting with its outside counsel and its financial advisors, that such action is necessary to comply with its fiduciary duties under applicable law; provided that such Acquisition Proposal was not solicited in violation of this Section 6.3, and in the case of (B), (C) or (D) there exists an Acquisition Proposal which constitutes a Superior Proposal; provided, further, that prior to furnishing non-public information to any such party, the Company shall have entered into a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement between the Company and the Acquiror dated July 17, 2000.

     (b) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposed Acquisition Proposal.

     (c) Unless the Company's Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, the Company Recommendation in accordance with Section 6.2, neither the Company's Board of Directors nor any committee thereof shall recommend any Acquisition Proposal to the Company Stockholders. Notwithstanding the foregoing, nothing contained in this Section 6.3(b) or elsewhere in this Agreement shall prevent the Company's Board of Directors from complying with Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal or making any disclosure required by or otherwise complying with applicable law.

     (d) The Company shall notify Acquiror promptly (but in no event later than the next Business Day) after receipt by the Company of any Acquisition Proposal or any request for nonpublic information or for access to the properties, books or records of the Company or any request for a waiver or release under any standstill or similar agreement, by any person that has made an Acquisition Proposal and the identity of the Person making such proposal or request. The notice shall indicate the terms and conditions of the proposal or request. The Company shall keep Acquiror informed, on a reasonably current basis, of the status (including amendments or proposed amendments) of any Acquisition Proposal or request.

     6.4.  Affiliate Letters. Prior to Closing, the Company shall deliver to
           -----------------
Acquiror a list of all persons who will be, at the time of the Company Stockholder Meeting in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who is an Affiliate of the Company to execute a written agreement on or prior to Closing in substantially the form of Exhibit B hereto ("Affiliate Letters"). Acquiror shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Acquiror Shares to be received by such

Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Shares, consistent with the terms of such Affiliate Letters.

     6.5. Company Standstill. If this Agreement is terminated, then, for two (2) years after the date of termination, the Company and each of its successors or assigns will not, and will cause its Affiliates not to:

          (i) acquire, offer or propose or otherwise seek to acquire, or agree to acquire, directly or indirectly, by merger, purchase or otherwise, beneficial ownership of any assets or in excess of 1% of any class of securities of Acquiror or its Affiliates or any direct rights or options to acquire (through purchase, exchange, conversion or otherwise) any assets or in excess of 1% of any class of securities of Acquiror or its Affiliates;

          (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the SEC as of the date hereof, disregarding clause (iv) of Rule 14a-1(1)(2), but including any solicitation exempted pursuant to Rule 14a-2(b)(1) to vote (including by the execution of actions by written consent), or seek to advise, encourage or influence any person or entity with respect to the voting of, any voting securities of Acquiror;

          (iii) call, or in any way participate in a call for, any meeting of Stockholders of Acquiror (or take any action with respect to Stockholders acting by written consent);

          (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Acquiror; or

          (v) otherwise act to control or influence, or seek to control or influence, Acquiror or the management, Board of Directors, policies or affairs of Acquiror, including, (A) making any offer or proposal to acquire any securities or assets of Acquiror or any of its Affiliates or soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving Acquiror, its Affiliates or any of their respective securities or assets, (B) seeking board representation or the removal of any directors or a change in the composition or size of the Board of Directors of Acquiror,
     (C) making any request to amend or waive any provision of this Section 6.5,
     (D) disclosing any intent, purpose, plan or proposal with respect to matters covered by this Section 6.5 with respect to Acquiror, its Affiliates or the boards of directors, management, policies or affairs or securities or assets of Acquiror or its Affiliates that is inconsistent with this Section 6.5, including an intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this Section 6.5, or take any action that could require Acquiror or any of its Affiliates to make any public disclosure relating to any such intent, purpose, plan, proposal or condition, or (E) assisting, advising or encouraging any person with respect to, or seeking to do, any of the foregoing.

     6.6.  Subsidiary Guarantees. The Company shall (i) cause each entity in
           ---------------------
which it owns,
directly or indirectly, all of the equity ownership or voting stock and (ii) use its reasonable best efforts to cause each entity in which it owns, directly or indirectly, a majority of the equity ownership or voting stock, to execute, at the Closing, such guarantees as are required in connection with any financing contemplated by the Commitment Letters or any alternative financing contemplated by Section 7.15 and any guarantees required pursuant to the Indenture, dated as of May 11, 1999, as supplemented and amended, governing the 11% Senior Subordinated Notes due 2009 of Triad Hospitals Holdings, Inc.

                                   ARTICLE 7

                             COVENANTS OF ACQUIROR

     The Acquiror agrees as set forth below.

     7.1.  Acquiror Interim Operations. Except as set forth in the Acquiror
           ---------------------------
Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, Acquiror shall and shall cause each of the Acquiror Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for Acquiror or any Acquiror Subsidiary to carry on its business and (iii) preserve existing relationship with its material customers, lenders, suppliers and others having material business relationships with it; provided, however, that in each case, the Acquiror shall not be held responsible for any change or development relating to
(w) U.S. or global economic or industry conditions, (x) changes in U.S. or global financial markets or conditions, (y) any generally applicable change in law, rule or regulation or GAAP or interpretation of any thereof and/or (z) the announcement of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, dwithout the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), Acquiror shall not, nor shall it permit any Acquiror Subsidiary to:

     (a) make any amendment to Acquiror's certificate of incorporation that changes any material term or provision of the Acquiror Shares;

     (b) engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to Acquiror's capital stock, including, without limitation, by way of any extraordinary dividend on, or other extraordinary distributions with respect to, Acquiror's capital stock;

     (c) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or any business or division thereof, other than Triad Hospitals Holdings, Inc., or otherwise acquire any assets, unless Acquiror concludes in good faith that such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or

     (d)   agree, resolve or otherwise commit to do any of the foregoing.

     7.2.  Stockholder Meeting; Board Recommendation. Acquiror shall cause a
           ------------------------------------------
meeting of its Stockholders (the "Acquiror Stockholder Meeting") to be duly called and held as close as reasonably practicable to the date on which all of the other conditions to the Closing, as specified in Article 9, are expected to be satisfied, for the purpose of obtaining the Acquiror Stockholder Approval. Pursuant thereto, (i) Acquiror's Board of Directors shall recommend (the "Acquiror Recommendation") approval and adoption by its Stockholders of the issuance of Acquiror Shares pursuant to the Merger, (ii) neither Acquiror's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Acquiror Recommendation in a manner adverse to the Company or take any action or make any statement inconsistent with the Acquiror Recommendation and (iii) Acquiror shall take all lawful action to solicit the Acquiror Stockholder Approval.

     7.3.  Director and Officer Liability.
           ------------------------------

     (a)   Continuing Protection. Acquiror and the Surviving Corporation agree
           ---------------------
that the Surviving Corporation shall adopt prior to the Effective Time, in its Certificate of Incorporation and bylaws, the same indemnification, limitation of or exculpation from liability and expense advancement provisions as those set forth in the Company's certificate of incorporation and bylaws, in each case as of the date of this Agreement, and that such provisions shall not be amended, repealed, revoked or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or the Company Subsidiaries or are otherwise entitled to the benefit of such provisions.

     (b)   Indemnification. To the fullest extent permitted under applicable
           ---------------
law, after the Effective Time, Acquiror shall, and Acquiror shall cause the Surviving Corporation to, indemnify, defend and hold harmless, each present and former director or officer of the Company and each Company Subsidiary and each Person entitled to indemnification under the Certificate of Incorporation or Bylaws of the Surviving Corporation (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), arising out of or pertaining to any action or omission in their capacity as director, officer, trustee, partner or fiduciary in each case occurring on or before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any claim, action, suit, proceeding or investigation, (i) Acquiror and the Surviving Corporation shall (x) periodically advance reasonable fees and expenses (including attorneys fees) with respect to the foregoing, (y) pay the reasonable fees and expenses of counsel selected by each Indemnified Party which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (z) vigorously assist each Indemnified Party in such defense, and (ii) Acquiror and the Surviving Corporation, as applicable, shall cooperate in the defense of any matter; provided, however, that Acquiror and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

     (c)   Insurance. For six (6) years from the Effective Time, the Surviving
           ---------
Corporation shall, and the Acquiror shall cause the Surviving Corporation to, provide to the Company's and each Company Subsidiary's directors and officers liability and fiduciary liability insurance protection with substantially the same coverage and in substantially the same amount, and on terms no less favorable to the directors and officers than, that provided by the Company's directors' and officers' liability insurance policies in effect on the date hereof; provided, however, that the Surviving Corporation shall be obligated to purchase and maintain such insurance only to the extent such insurance is available; and provided, further, the Surviving Corporation shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"). If equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Acquiror shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. With the Acquiror's consent, which consent shall not be unreasonably withheld, the Company may purchase such insurance prior to the Closing on a prepaid noncancellable basis, so long as the premium does not exceed six times the Cap.

     7.4.  Employee Benefits. For one (1) year from the Effective Time, Acquiror
           -----------------
shall provide (or shall cause the Surviving Corporation to provide) employees of the Company and the Company Subsidiaries with salary and benefits under employee benefit plans that are comparable in the aggregate than those currently provided by the Company and the Company Subsidiaries to its employees (including benefits pursuant to qualified and nonqualified retirement plans, savings plans, medical, dental, disability and life insurance plans and programs, deferred compensation arrangements, bonus and retiree benefit plans, policies and arrangements). For purposes of any employee benefit plan or arrangement maintained by Acquiror or any Acquiror Subsidiary, Acquiror shall recognize (or cause to be recognized), as vesting and eligibility service, any service with the Company and its Subsidiaries and any predecessor entities under similar benefit plans (and any other service credited by the Company under similar benefit plans). In addition, such service shall be recognized for benefit accrual purposes under any vacation and severance plans of Acquiror or any Acquiror Subsidiary; provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Acquiror or an Acquiror Subsidiary may be reduced by amounts payable under similar Company Employee Plans with respect to the same periods of service). From and after the Effective Time, Acquiror shall, and Acquiror shall cause the Acquiror Subsidiaries to, waive any pre-existing condition limitations and credit any flexible spending account balances, deductibles and out-of-pocket expenses to the same extent applicable and/or covered under the Company Employee Plans, and are incurred by the employees and their beneficiaries during the portion of the plan year prior to participation in the benefit plans provided by Acquiror and the Acquiror Subsidiaries. The provisions of this Section 7.4 shall not create in any employee or former employee of the Company or any Company Subsidiary any rights to employment or continued employment with Acquiror or the Company or any of their respective Subsidiaries, successors or Affiliates. The provisions of this Section 7.4 shall apply to employees and the Company who are on disability or leave of absence.

     Participants in the Company's 401(k) plan and non-qualified retirement plans will receive all Company contributions for the partial year ending on the Effective Time without regard to any last day of the plan year requirement or service requirement.

     7.5.  Severance Plan. For one (1) year from the Effective Time, Acquiror
           --------------
shall provide employees of the Company and the Company's subsidiaries with a Severance Plan that is no less favorable than the Company's plan currently in effect. Acquiror shall recognize (or cause to be recognized) service with the Company and its Subsidiaries or any predecessor entities (and any other services credited by the Company under similar severance plans) for all purposes under such severance plan; provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under other severance plans provided by Acquiror or an Acquiror Subsidiary may be reduced by the amounts payable under the Company's Severance Plan.

     7.6.  Change in Control. With respect to the Executive Employment
           -----------------
Agreements, the Severance Agreements and the Plans listed on Schedule 7.6(a) of the Company Disclosure Schedule (the "Change in Control Plans"), (a) the consummation of the Merger will constitute a Change in Control as of the Effective Time for purposes of each Change in Control Plan and (b) any termination of employment at or following the Effective Time of or by any individual listed on Schedule 7.6(b) of the Company Disclosure Schedule shall be deemed to be for "Good Reason" for purposes of any Change in Control Plan in which such individual participates or to which he or she is a party.

     7.7.  Health Insurance. Acquiror will permit the individuals listed in
           ----------------
Schedule 7.7 of the Company Disclosure Schedule and their dependents to receive benefits under the Acquiror's healthcare plans until such individual reaches age 65 or is employed by another employer offering health care coverage (including coverage of then pre-existing conditions), for the same net cost to such individual as he or she was paying while employed by the Company (subject to adjustment based on changes in the consumer price index).

     7.8.  Third Party Beneficiaries.
           -------------------------

     (a) From and after the Effective Time, Acquiror will, and will cause the Surviving Corporation to, honor, pay and perform all obligations under each Change in Control Plan (including each employment, bonus, severance, termination or similar agreement or arrangement with any current or former officer or other employee of Company or any Company Subsidiary) in accordance with this Agreement and the terms thereof in effect as of the date hereof (or, with the written approval of Acquiror, as the same may be amended from time to time after the date hereof). The obligations of Acquiror under Sections 7.3, 7.6, 7.7 and 7.8, shall not be terminated, amended, repealed, revoked or modified in any manner which will adversely affect any director or officer to whom such Section applies without the consent of the affected director or officer (it being expressly agreed that each director and officer to whom such Sections apply shall be third-party beneficiaries of such Sections).

     (b) If Acquiror or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in a consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Acquiror honor the obligations set forth in Sections 7.3, 7.6, 7.7 and 7.8.

     7.9.    Stock Exchange Listing. Acquiror shall cause the Acquiror Shares to
             -----------------------
be issued in connection with the Merger to be listed on the NASDAQ National Market, subject to official notice of issuance.

     7.10.   Transfer Taxes. All state, local or foreign sales, use, real
             --------------
property transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto) attributable to the Merger (collectively, the "Transfer Taxes") shall be timely paid by Acquiror.

     7.11. Investment Banking Fee.  Pursuant to the agreement referenced in
           -----------------------
Section 4.18(a), promptly following the Effective Time, Acquiror shall pay or cause to be paid all fees and expenses due to Goldman, Sachs & Co. from the Company.

     7.12. Qui Tam/False Claims Act Litigation.  Acquiror acknowledges that
           -----------------------------------
the Company has agreed in principle with the U.S. Department of Justice to settle the Qui Tam/False Claims Act Litigation with a payment by the Company of $77.5 million plus relator's attorneys' fees, subject to execution of a settlement agreement acceptable to the Company and DOJ and a corporate integrity agreement acceptable to the Company and the Office of Inspector General of the Department of Health and Human Services (collectively, the "Settlement Documents").

     Acquiror agrees to participate in good faith with the Company in negotiating the Settlement Documents and executing such agreements as soon as possible after the date hereof. The Company agrees to permit the Acquiror to participate in such discussions. Acquiror further agrees to continue such good faith negotiations if, as of the Effective Time, the Settlement Documents have not been signed.

     7.13.    Acquiror Standstill.  If this Agreement is terminated, then, for
              -------------------
two (2) years after the date of termination, Acquiror and each of its successors or assigns will not, and will cause its Affiliates not to:

          (i) acquire, offer or propose or otherwise seek to acquire, or agree to acquire, directly or indirectly, by merger, purchase or otherwise, beneficial ownership of any assets or in excess of 1% of any class of securities of the Company or its Affiliates or any direct rights or options to acquire (through purchase, exchange, conversion or otherwise) any assets or in excess of 1% of any class of securities of the Company or its Affiliates;

          (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the SEC as of the date hereof, disregarding clause (iv) of Rule 14a-1(1)(2), but including any solicitation exempted pursuant to Rule 14a-2(b)(1) to vote (including by the execution of actions by written consent), or seek to advise, encourage or influence any person or entity with respect to the voting of, any voting securities of the Company;

          (iii) call, or in any way participate in a call for, any meeting of Stockholders of the Company (or take any action with respect to Stockholders acting by written consent);

          (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company; or

          (v) otherwise act to control or influence, or seek to control or influence, the Company or the management, Board of Directors, policies or affairs of the Company, including, (A) making any offer or proposal to acquire any securities or assets of the Company or any of its Affiliates or soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving the Company, its Affiliates or any of their respective securities or assets, (B) seeking board representation or the removal of any directors or a change in the composition or size of the Board of Directors of the Company, (C) making any request to amend or waive any provision of this Section 7.13, (D) disclosing any intent, purpose, plan or proposal with respect to matters covered by this Section 7.13 with respect to the Company, its Affiliates or the boards of directors, management, policies or affairs or securities or assets of the Company or its Affiliates that is inconsistent with this Section 7.13, including an intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this
     Section 7.13, or take any action that could require the Company or any of its Affiliates to make any public disclosure relating to any such intent, purpose, plan, proposal or condition, or (E) assisting, advising or encouraging any person with respect to, or seeking to do, any of the foregoing.

     7.14. Preparation of Ruling Request. Acquiror shall be responsible for
           -----------------------------
preparing a ruling request for submission by Acquiror to the Internal Revenue Service (the "Ruling Request") requesting rulings to the effect that the transactions contemplated hereunder and related transactions will not cause section 355(e) of the Code to apply to the spin-off of Acquiror or LifePoint Hospitals, Inc. by Columbia/HCA Healthcare Corporation and will not adversely affect the tax treatment of the internal restructuring transactions that preceded such spin-off or any portion thereof. Prior to submitting the Ruling Request or any supplement thereto to the Internal Revenue Service, Acquiror shall deliver to the Company a draft of such item for review and comment, and the Company shall provide its comments to Acquiror within three (3) Business Days of the Company's receipt of such draft. Acquiror shall in good faith consider any changes, modifications, additions or deletions suggested by the Company. Acquiror shall furnish the Company with copies of all correspondence and an oral description of all oral communications with the Internal Revenue Service by or to Acquiror relating to the Ruling Request or the subject matter thereof. Notwithstanding the foregoing, Acquiror shall not be obligated to provide to the Company any information that Acquiror determines is confidential information with respect to HCA-The Healthcare Company or LifePoint Hospitals, Inc. The Company shall not take any action reasonably likely to negatively affect the receipt by Acquiror or HCA-The Healthcare Company of the Internal Revenue Service rulings described in Section 9.1(f).

     7.15.  Alternative Financing.  If Merrill Lynch Capital Corporation
            ---------------------
("MLCC") terminates the Commitment Letters or indicates to Acquiror that any condition to MLCC's obligation to provide the financing contemplated by the Commitment Letters is not likely to be satisfied or if for any other reason the funding contemplated by the Commitment Letters is reasonably likely to be unavailable at Closing, Acquiror will promptly notify the Company of such fact and will use its reasonable best efforts to obtain funding from another source or sources to consummate the transactions contemplated by this Agreement. From the date hereof until the Effective Time, Acquiror shall advise the Company of any termination and of any material amendment or modification of the Commitment Letters or any substitute therefor, including providing copies thereof to the Company, and will provide the Company with copies of all agreements and documents relevant to the Company's obligations under Section 6.6.

                                   ARTICLE 8

                     COVENANTS OF ACQUIROR AND THE COMPANY

     The parties hereto agree as set forth below.

     8.1.    Reasonable Best Efforts.
             -----------------------

     (a) Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Acquiror and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and its Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger; provided, however, that with respect to documents that one party reasonably believes should not be disclosed to the other party, such party shall instead furnish those documents to counsel for the other party pursuant to a mutually satisfactory confidentiality agreement. In exercising the foregoing right, each of the Company and Acquiror shall act reasonably and as promptly as reasonably practicable.

     (b) Acquiror and the Company shall promptly respond to any request for additional information pursuant to the HSR Act. Upon the terms and subject to the provisions hereof, Acquiror and the Company shall each use their reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Merger under any antitrust or trade or regulatory laws or regulations of any Governmental Entity, which, in the case of Acquiror, will include if necessary to resolve such objections, offering, and agreeing to enter into any necessary agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Acquiror's businesses or assets or any portion of the businesses or assets of any of its Subsidiaries or any portion of the businesses or assets of the Company or the Company's Subsidiaries. Acquiror shall reasonably consult with the Company with regard to matters covered in this
Section 8.1.

     8.2. Certain Filings; Cooperation in Receipt of Consents.
          ---------------------------------------------------

     (a) Promptly after the date hereof, Acquiror and the Company shall prepare and Acquiror shall file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as Acquiror's prospectus. Each of the Company and Acquiror shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Acquiror shall mail the Proxy Statement/Prospectus to their respective Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Acquiror shall also take any action required to be taken under any applicable state securities or blue sky laws in connection with the issuance of Acquiror Shares in the Merger.

     (b) No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or Acquiror without the approval of the other party, which approval will not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Acquiror Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, the Company or Acquiror discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that the document will not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers any misleading information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing the information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the Stockholders of the Company and Acquiror.

     (c) The Company and Acquiror shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the Merger, (ii) seeking any consents, approvals or waivers, taking any actions, or making any filings, furnishing information required in connection therewith and seeking promptly to obtain any consents, approvals or waivers and (iii) setting a mutually acceptable date, as close to the anticipated Closing Date as is reasonably practicable, for the Company Stockholder Meeting and the Acquiror Stockholder Meeting, if any, so as to enable them to occur, to the extent practicable, on the same date. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in the meetings and conferences, in each case in connection with the transactions contemplated hereby.

     8.3.   Public Announcements.  The parties shall consult with each other
            --------------------
before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any public statement prior to such consultation.

     8.4.   Access to Information; Notification of Certain Matters.  From the
            ------------------------------------------------------
date hereof until the Effective Time and subject to applicable law, the Company and Acquiror shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its personnel, offices, properties, books and records, (ii) furnish or make available to the other party (and to any third party who has entered into a confidentiality agreement with Acquiror, which agreement acknowledges that the Company is a beneficiary thereunder and a copy is delivered to each party hereto), its counsel, financial advisors, auditors and other authorized representatives any financial and operating data and other information as those Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. Any investigation pursuant to this Section shall be conducted in a manner, which will not interfere unreasonably with the conduct of the business of the other party. Unless otherwise required by law, each of the Company and Acquiror will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any investigation in confidence in accordance with
Section 8.6.

     8.5.   Further Assurances.  At and after the Effective Time, the officers
            ------------------
and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     8.6.   Confidentiality.  Subject to Schedule 8.6, prior to the Effective
            ---------------
Time and after any termination of this Agreement, each party hereto will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other parties hereto furnished to the party in connection with the transactions contemplated by this Agreement, except to the extent that the information can be shown to have been (a) previously known on a nonconfidential basis by the party, (b) in the public domain through no fault of the party or
(c) later lawfully acquired by such party from sources other than any of the other parties hereto which sources are not known to be subject to any confidentiality obligations; provided that a party may disclose information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, so long as those Persons are informed by the party of the confidential nature of information and are directed by the party to treat such information confidentially. Each party's obligation to hold any information in confidence shall be satisfied, if it exercises the same care with respect to the information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each party hereto will, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the party from whom the material was obtained, upon request, all documents and other materials, and all copies thereof, obtained from the other party from the other parties in connection with this Agreement that are subject to this confidentiality requirement.

     8.7.   Tax Treatment.  Prior to the Effective Time, each party shall use
            -------------
its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause the Merger not so to qualify. Acquiror shall not take, or cause the Surviving Corporation to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization.

                                   ARTICLE 9

                             CONDITIONS TO MERGER

     9.1.   Conditions to the Obligations of Each Party.  The obligations of
            -------------------------------------------
the Company and Acquiror to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) each of the Company Stockholder Approval and the Acquiror Stockholder Approval, if required, shall have been obtained;

     (b) the Acquiror Shares to be issued in the Merger shall have been authorized for listing on the NASDAQ National Market, subject to official notice of issuance;

     (c) (i) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (ii) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

     (d) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been earlier terminated; and

     (e) no Governmental Entity of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action then in effect, which restrains, enjoins or otherwise prohibits the consummation of the Merger.

     (f) Acquiror and HCA-The Healthcare Company each shall have obtained a private letter ruling from the Internal Revenue Service in form and substance reasonably acceptable to the Acquiror with respect to the ruling obtained by the Acquiror and acceptable to HCA-The Healthcare Company, in its sole and absolute discretion with respect to the ruling obtained by it, to the effect that the transactions contemplated hereunder and related transactions will not cause the spin-off of Acquiror or LifePoint Hospitals, Inc. by Columbia/HCA Healthcare Corporation or the internal restructuring transactions that preceded such spin-off, to fail to qualify for the tax treatment stated in the private letter rulings issued by the Internal Revenue Service to Columbia/HCA Healthcare Corporation with respect to such spin-off and internal restructuring transactions.

     9.2.  Conditions to the Obligations of the Company.  The obligations of
           --------------------------------------------
the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) Acquiror shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Certificate of Merger, (ii) (A) the representations and warranties of Acquiror contained in this Agreement that are qualified by reference to an Acquiror Material Adverse Effect shall be true and correct when made and at and as of the time of filing the Certificate of Merger, as if made at and as of such time and (B) all other representations and warranties of Acquiror shall have been true and correct when made and at and as of the time of the filing of the Certificate of Merger as if made at and as of such time, except for inaccuracies which would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Acquiror to the foregoing effect;

     (b) The Company shall have received an opinion of McDermott, Will & Emery in form and substance reasonably satisfactory to the Company, dated the date of the filing of the Certificate of Merger, and based upon reasonably requested letters from Acquiror and the Company and certain facts and assumptions set forth in the opinion to the effect that, for federal income tax purposes, the Merger will be treated as a 368 Reorganization, that each of Acquiror and the Company will be a party to the reorganization within the meaning of Section 368 of the Code and that no gain or loss shall be recognized by the holders of Company Shares on the conversion of their shares into the Merger Consideration pursuant to the Merger, except with respect to any cash received; and

     (c) Acquiror shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section 5.3, which if not obtained or made (i) would render consummation of the Merger illegal or (ii) (assuming the Effective Time had occurred) would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect or a Company Material Adverse Effect.

     9.3.  Conditions to the Obligations of Acquiror.  The obligations of
           ------------------------------------------
Acquiror to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in this Agreement that are qualified by reference to a Company Material Adverse Effect shall be true and correct when made and at and as of the time of the filing of the Certificate of Merger, as if made at and as of such time and (B) all other representations and warranties of the Company shall have been true and correct when made and at and as of the time of filing of the Certificate of Merger, as if made as of such time, except for such inaccuracies which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) Acquiror shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect; and

     (b) Acquiror shall have received an opinion of Dewey Ballantine LLP in form and substance reasonably satisfactory to Acquiror, dated the date of the filing of the Certificate of Merger, and based upon reasonably requested letters from Acquiror and the Company and certain facts and assumptions set forth in the opinion to the effect that, for federal income tax purposes, the Merger will be treated as a 368 Reorganization, and that each of Acquiror and the Company will be a party to the reorganization within the meaning of Section 368 of the Code;

     (c) The Company shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section 4.3 which if not obtained or made (i) would render consummation of the Merger illegal or (ii) (assuming the Effective Time had occurred) would be reasonably likely to have an Acquiror Material Adverse Effect or a Company Material Adverse Effect; and

     (d) The funding contemplated by the Commitment Letters shall have been obtained on substantially the terms set forth in the Commitment Letters or the funding of the alternative financing contemplated by Section 7.15 shall have been obtained.

                                  ARTICLE 10

                                  TERMINATION

     10.1.  Termination.  This Agreement may be terminated at any time prior
            -----------
to the Effective Time by written notice, whether before or after the Company Stockholder Approval and/or the Acquiror Stockholder Approval shall have been obtained:

     (a)   by mutual written agreement of Acquiror and the Company;

     (b)   by either Acquiror or the Company, if

               (i) the Merger shall not have been consummated by June 30, 2001 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the End Date; provided further, that if the reason that the Merger shall not have been consummated by the End Date is the failure to obtain the funding contemplated by the Commitment Letters, Acquiror may not terminate this Agreement pursuant to this Section 10.1(b)(i), until the date that is 45 Business Days after Acquiror provided notice to the Company of the termination of the Commitment Letters.

               (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise permanently prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction permanently enjoining the

     Company or Acquiror from consummating the Merger is entered and the judgment, injunction, judgment or order shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the law, regulation, judgment, injunction, order or decree;

          (iii) at the Acquiror Stockholder Meeting (including any adjournment or postponement thereof), the Acquiror Stockholder Approval shall not have been obtained; or

          (iv) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained.

     (c) by the Company, (i) if the Meeting Price is less than $21.00 and the Acquiror has not increased the Cash Consideration as set forth in Section 3.2(b); or (ii) if a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date.

     (d) by Acquiror, (i) if the Company's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the Company Recommendation in a manner adverse to Acquiror and/or (B) recommended any Acquisition Proposal to the Company's Stockholders or entered into an acquisition agreement with respect to a Superior Proposal; or (ii) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.3(a) not to be satisfied, and the condition is incapable of being satisfied by the End Date.

     (e) by the Company, if (i) the Company receives an Acquisition Proposal that the Company's Board of Directors determines to be a Superior Proposal and
(ii) the Company's Board of Directors determines in good faith, after consultation with its outside counsel and its financial advisors, that it is legally required for the discharge of its fiduciary duties to accept such Superior Proposal and enter into a binding agreement concerning such Superior Proposal; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(e) unless it has provided Acquiror with at least three (3) Business Days' notice of its intention to so terminate this Agreement, specifying the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal; provided, further, that Acquiror shall receive the fee set forth in
Section 10.3(b) immediately upon any termination of this Agreement pursuant to this Section 10.1(e).

     10.2.  Effect of Termination.  Except as otherwise set forth in this
            ---------------------
Agreement, if this Agreement is terminated pursuant to Section 10.1, there shall be no liability or obligation on the part of Acquiror, the Company or any of their respective officers, directors, Stockholders, agents or Affiliates, except no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement; provided that the provisions of Sections 6.5, 7.13, 8.3, 8.6, 10.2, 10.3, 10.4, 11.1, 11.2, 11.4, 11.5, 11.7,
11.8 and 11.9 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     10.3. Termination Fees.
           ----------------

     (a)  If this Agreement shall be terminated pursuant to Section
10.1(b)(iv), 10.1(d)(i) or 10.1(e) hereof, then the Company shall, upon such termination, pay Acquiror a non-refundable fee (not to exceed $5 million) equal to all actual and documented expenses incurred by or on behalf of Acquiror in connection with or in anticipation of the Merger, this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the reasonable fees and expenses of their counsel and accountants and investment banking fees), and the arrangement of, obtaining the commitment to provide, or obtaining, the financing for the transactions contemplated hereby (including any fees payable to the entities providing such financing and their respective counsel).

     (b) If this Agreement shall be terminated pursuant to (i) Section 10.1(b)(iv) and (x) at any time after the date hereof and prior to the Company Stockholder Meeting an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company's Board of Directors and (y) within twelve months of the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, a transaction similar to the transactions contemplated by an Acquisition Proposal with any third party or
(ii) Section 10.1(d)(i) or 10.1(e) hereof, then, in any such case in addition to any fee paid to Acquiror pursuant to Section 10.3(a), the Company shall, upon termination of this Agreement (or in the case of termination pursuant to clause
(i) of this Section 10.3(b), upon the earlier to occur of the entering into such agreement or consummation of such transaction, pay Acquiror a non-refundable fee in an amount equal to $75 million, payable by wire transfer of immediately available funds to an account designated by Acquiror.

     (c) If this Agreement shall be terminated pursuant to Section 10.1(b)(iii), then the Acquiror shall, upon such termination, pay the Company a non-refundable fee (not to exceed $5 million) equal to all actual and documented expenses incurred by or on behalf of the Company in connection with or in anticipation of the Merger, this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the reasonable fees and expenses of their counsel and accountants and investment banking fees).

     (d) If this Agreement shall be terminated pursuant to Section 10.1(c)(i), then the Company shall, upon such termination, pay Acquiror a non-refundable fee of $20 million payable by wire transfer of immediately available funds to an account designated by Acquiror.

     (e) The Company and Acquiror acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Acquiror and the Company respectively, would not enter into this Agreement; accordingly, if the Company or Acquiror fail to promptly pay any amount due pursuant to this Section 10.3, and, in order to obtain such payment Acquiror or the Company commences a suit which results in a judgment against the other party for a fee set forth in this
Section 10.3, the party against whom the judgment is entered shall pay to the other party such other party's costs and expenses (including attorney's fees) in connection with such suit, together with interest on the amount of the fee at a rate of 12% per annum.

     10.4.    Fees and Expenses.  Except as otherwise expressly set forth in
              -----------------
this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Merger is consummated.


                                  ARTICLE 11

                                 MISCELLANEOUS

     11.1.    Notices.  Except as otherwise expressly set forth in Section
              -------
6.3(c), all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     if to Acquiror, to:

          Triad Hospitals, Inc.
          13455 Noel Road
          Dallas, TX  75246
          Attn: Donald P. Fay
          Facsimile: 972-701-9604

     with a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, NY 10019
          Attn: Morton A. Pierce
          Facsimile: 212-259-6333

     if to the Company, to:

          Quorum Health Group, Inc.
          103 Continental Place
          Brentwood, TN 37077
          Attn: Ashby Q. Burks
          Facsimile: 615-371-4869

     with a copy to:

          McDermott, Will & Emery
          227 West Monroe Street
          Chicago, IL 60606
          Attention: Monte Dube
          Facsimile: (312) 984-7700

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     11.2.    Survival of Representations, Warranties and Covenants after the
              ---------------------------------------------------------------
Effective Time.  The representations and warranties contained herein and in any
--------------
certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles 2 and 3 and Sections 6.5, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.12, 7.13,
8.5, 8.6, 8.7, 11.2, 11.4, 11.5, 11.7, 11.8 and 11.9 shall survive the Effective
Time.

     11.3.    Amendments; No Waivers.
              ----------------------

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) after the Company Stockholder Approval, no such amendment or waiver shall, without the further approval of the Stockholders, be made that would require such approval under any applicable law, rule or regulation and (ii) after the Acquiror Stockholder Approval, no such amendment or waiver shall, without the further approval of the Stockholders, be made that would require such approval under any applicable law, rule or regulation.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     11.4.    Successors and Assigns.  The provisions of this Agreement shall be
              ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Acquiror may transfer or assign to any wholly owned Acquiror Subsidiary the right to enter into the transactions contemplated by this Agreement; provided that no assignment shall be permitted, if it would delay or impede the Merger or any of the other transactions contemplated by this Agreement, and any transfer or assignment will not relieve Acquiror of its obligations hereunder. Any purported assignment in violation hereof shall be null and void.

     11.5.    Counterparts; Effectiveness; Third Party Beneficiaries.  This
              ------------------------------------------------------
Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Sections 3.5 and 7.3, 7.6, 7.7 and 7.8, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     11.6.    Governing Law. This Agreement shall be construed in accordance
              -------------
with and governed by the internal laws of the State of Delaware.

     11.7.    Jurisdiction.  Except as otherwise expressly provided in this
              ------------
Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process.

     11.8.    Enforcement.  The parties agree that irreparable damage would
              -----------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.9.    Entire Agreement.  This Agreement (together with the Schedules
              ----------------
hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


TRIAD HOSPITALS, INC.                 QUORUM HEALTH GROUP, INC.


By:  /s/  James D. Shelton            By:  /s/ Russell L. Carson
   ----------------------------          ------------------------------
   James D. Shelton                      Russell L. Carson
   Chairman and                          Chairman of the Board
   Chief Executive Officer

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